Exhibit 99.2

BLUE OWL CAPITAL ANNOUNCES

PRICING OF SENIOR NOTES OFFERING

NEW YORK — September 30, 2021 — Blue Owl Capital Inc. (the “Company” or “Blue Owl”) (NYSE:OWL) today announced the pricing of the previously announced offering of $350,000,000 of 4.125% Senior Notes due 2051 by Blue Owl Finance LLC, its indirect subsidiary. The notes will be fully and unconditionally guaranteed by each of Blue Owl Capital Holdings LP, Blue Owl Capital Carry LP, Owl Rock Capital Group LLC, Dyal Capital Holdings LLC, Owl Rock Capital GP Holdings LP and Dyal GP Holdings LLC. The offering is subject to customary closing conditions. The Company intends to use the net proceeds from this offering for general corporate purposes, including to fund any future strategic acquisitions or related transactions and growth initiatives.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Blue Owl Capital

Blue Owl is an alternative asset manager that provides investors access to Direct Lending and GP Capital Solutions strategies through a variety of products. The firm’s breadth of offerings and permanent capital base enables it to offer a differentiated, holistic platform of capital solutions to participants throughout the private market ecosystem, including alternative asset managers and private middle market corporations. The firm had approximately $62.4 billion of assets under management as of June 30, 2021. Blue Owl’s management team is comprised of seasoned investment professionals with more than 25 years of experience building alternative investment businesses. Blue Owl has approximately 250 employees across its Direct Lending and GP Capital Solutions divisions and has six offices globally.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Blue Owl undertakes no duty to update any forward-looking statements made herein.

Media Contacts

Prosek Partners David Wells / Josh Clarkson

dwells@prosek.com / jclarkson@prosek.com